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                         Exhibit 11

ALLMERICA PROPERTY & CASUALTY COMPANIES, INC. AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
For the Periods Ended March 31, 1995 and 1994
              (Unaudited)

                                               Three Months Ended
                                                     March 31,
                                                  1996      1995
Primary:
  Average shares outstanding . . . . . . . . .    60.5      61.8
  Net effect of dilutive stock options
    based on the treasury stock
    method using average market
    price . . . . . . . . . . . . . . . . . .        -         -

                                        TOTALS    60.5      61.8


  Net income . . . . . . . . . . . . . . . . .$   49.6 $    32.7
  Per share amount . . . . . . . . . . . . . .$   0.82 $    0.53



Fully diluted:
  Average shares outstanding . . . . . . . . .    60.5      61.8
  Net effect of dilutive stock options
    based on the treasury stock
    method using the higher of
    period end or average market
    price . . . . . . . . . . . . . . . . . .        -         -

                                        TOTALS    60.5      61.8


  Net income . . . . . . . . . . . . . . . . .$   49.6 $    32.7
  Per share amount . . . . . . . . . . . . . .$   0.82 $    0.53



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